Exhibit 99.1

Contacts:

At Notify Technology:

Jerry Rice, Chief Financial Officer

Phone: 408-777-7927

jerry.rice@notifycorp.com

•	For Immediate Release

Notify Technology Reports Results for the First Fiscal Quarter Ended December 31, 2003

San Jose, CA, February 10, 2004 — – Notify Technology Corporation (OTC: NTFY) today announced financial results for the quarter ended December 31, 2003.

Revenues for the three month period ended December 31, 2003 decreased to $801,749 from $2,262,474 reported for the comparable three month period of fiscal 2003. The Company’s net loss for the three month period ended December 31, 2003, was $134,177 or a net loss per share of $0.03, compared to a net loss of $98,536, or a net loss per share of $0.02, reported for the corresponding period of fiscal 2003.

A drop in the sales of the Visual Got Mail Solution Customer Premise Equipment (CPE) for voice messaging was responsible for the decrease in revenue in the first quarter of fiscal 2004 resulting from our primary customer changing from a giveaway program in June 2003 to a program that sold the CPE to new voice mail customers. The revenue from the service portion of the Visual Got Mail Solution remained strong at $397,000 in the three-month period ended December 31, 2003 compared to $217,000 reported for the corresponding period of fiscal 2003. The CPE portion of the Visual Got Mail Solution was $261,000 in the three-month period ended December 31, 2003 compared to $1,931,000 reported for the corresponding period of fiscal 2003.

The gross margin of 68.1% for the three month period ending December 31, 2003 increased significantly compared to 29.2% for the same period in the prior year. This increase in gross margin was due to a product mix change from high volume sales of the low margin CPE to a high concentration of service and wireless revenue. In addition, the Company experienced wireline patent royalty revenue of $48,000 in the three month period ended December 31, 2003 compared to $18,200 in the three month period ended December 31, 2002. The payment received in the period ended December 31, 2003, included a $39,688 nonrecurring royalty payment and does not accurately reflect current patent use.

Demand for the Visual Got Mail Solution has remained steady since June of 2003 although at a lower volume. The revenue from the monthly service fee collected based on the number of active voice mail accounts has increased as the installed base of active users has grown.

Over the past year, the Company has focused a major portion of its research and development and sales on its NotifyLink wireless products and services. The NotifyLink wireless products contributed 9% of the total revenue for the three-month period ended December 31, 2003 compared to less than 1% in the same period in fiscal 2003. The wireless Enterprise product had the most growth, especially in Novell® GroupWise® environments.

“We are pleased with the improvement in gross margin in the first quarter. It allows us to leverage our resources in a product area that we believe has the most future potential. The wireless product line is contributing more to our overall performance and has improved our cash flow relative to CPE since most of the wireless contracts are on a prepaid basis.” said Paul DePond, Chief Executive Officer. “The sales of our Visual Got Mail solution was a major component of our revenue this fiscal year, but the wireless products expand our product offerings and increase the number of customers we service.”

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative communications company offering wireline and wireless products and services. Notify’s wireline solution provides consumer voice mail notification to customers of CLECs in multiple states. Notify’s wireless solutions provide any size organization with notification, access, and management on a variety of wireless 2-way devices and networks. Notify sells its products directly and through wireline carriers and wireless carriers. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the sales and service revenue on the Visual Got Mail Solution and the development of NotifyLink revenue. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, market acceptance of certain products, as well as other risks. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology’s future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS

	Three-Month Periods Ended December 31,
	2003	2002
	(Unaudited)
Revenue:
Product sales	$331,996	$1,989,390
Service revenue	421,718	254,884
Royalty revenue	48,035	18,200

Total revenue	801,749	2,262,474

Cost of revenue:
Product cost	205,319	1,511,289
Service cost	50,719	89,412

Total cost of revenue	256,038	1,600,701

Gross profit	545,711	661,773

Operating expenses:
Research & development	220,993	247,809
Sales and marketing	142,931	110,553
General and administrative	307,078	364,378

Total operating expenses	671,002	722,740

Loss from operations	(125,291)	(60,967)
Interest expense and other, net	8,886	37,569

Net loss	$(134,177)	$(98,536)

Basic and diluted net loss per share	$(0.03)	$(0.02)

Weighted average shares outstanding	4,599,800	4,549,808

NOTIFY TECHNOLOGY CORPORATION

Balance Sheets

	Dec. 31, 2003	Sep 30, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,136,255	$556,805
Restricted cash	3,100	436,000
Accounts receivable	262,768	528,927
Other assets	72,898	101,406

Total current assets	1,475,021	1,623,138
Property and equipment, net	218,612	247,168

Total assets	$1,693,633	$1,870,306

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowings	$—	$162,750
Current portion of capital lease obligations	13,931	13,725
Accounts payable	34,999	108,948
Accrued payroll and related liabilities	140,172	141,792
Deferred revenue	711,445	438,137
Customer advances	371,442	417,986
Other accrued liabilities	132,465	160,050

Total current liabilities	1,404,454	1,443,388
Long-term capital lease obligations	27,633	31,195

Total liabilities	1,432,087	1,474,583
Shareholders’ equity:
Preferred stock	993,742	993,742
Common stock	5,834	5,834
Additional paid-in capital	21,816,474	21,816,474
Retained earnings	(22,554,504)	(22,420,327)

Total shareholders’ equity	261,546	395,723

Total liabilities and shareholders’ equity	$1,693,633	$1,870,306